Exhibit 3.1

The Commonwealth of Massachusetts

JOHN F. X. DAVOREN

Secretary of the Commonwealth

STATE HOUSE

BOSTON, MASS.

ARTICLES OF ORGANIZATION

(Under G.L. Ch. 156B)

Incorporators

NAME	POST OFFICE ADDRESS

Include given name in full in case of natural persons in case of a corporation, give state of incorporation.

Marshall M. Sloane	100a Fellsway West
Somerville, Massachusetts 02145

The above-named incorporator(s) do hereby associate (themselves) with the intention of forming a corporation under the provisions of General Laws, Chapter 156B and hereby state(s):

1.        The name by which the corporation shall be known is:

Century Bancorp, Inc.

2.        The purposes for which the corporation is formed are as follows:

See pages 2a and 2b.

NOTE: If provisions for which the space provided under Articles 2, 4, 5 and 6 is not sufficient additions should be set out on continuation sheets to be numbered 2A, 2B, etc. Indicate under each Article where the provision is set out. Continuation sheets shall be on 8 1/2” x 11” paper and must have a left-hand margin 1 inch wide for binding. Only one side should be used.

3.	The total number of shares and the par value, if any, of each class of stock which the corporation is authorized is as follows:

CLASS OF STOCK	WITHOUT PAR VALUE	WITH PAR VALUE
	NUMBER OF SHARES	NUMBER OF SHARES	PAR VALUE	AMOUNT
Preferred	None	None	–	$ –

Common	None	300,000	$1	300,000

*4.	If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

None

*5.	The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:

None

*6.	Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

See pages 6a, 6b, 6c and 6d.

Consent to adoption of
“Century Bancorp ,Inc,”
as corporate name

To:	–	Century Bancorp, Inc. (a proposed new Massachusetts corporation having Marshall M. Sloane as the sole incorporator)

–	The Secretary of the Commonwealth of Massachusetts

–	Whom It May Concern

The undersigned hereby jointly and severally consent that the name “Century Bancorp, Inc.” or any name containing in whole or in part the words “Century” or “Bancorp” or any combination thereof, or any similar name, be adopted by Century Bancorp, Inc. (a proposed new Massachusetts corporation under Articles of Organization of even date herewith having Marshall M. Sloane as its sole incorporator) and its successors and assigns.

EXECUTED the undersigned, to take effect as a sealed instrument this 7th day of January, 1972.

CENTURY BANK AND TRUST COMPANY

By
Its President

CENTURY BANCORP, INC.
(incorporated as a Massachusetts corporation in 1970, and having neither issued any shares nor commenced the conduct of business, the name of which is being changed, - by Articles of Amendment to be filed prior to or with said Articles of Organization of said proposed new Massachusetts corporation, - to “Century Financial Services Corp.”)

By
Its President

Article 2

The purposes for which the corporation is formed are as follows:

To become and be a bank holding company controlling directly or indirectly voting shares of one or more commercial banking institutions and to engage, directly or indirectly, in any activity, business or transaction permissible to a bank holding company.

To subscribe for, purchase, take, receive, underwrite, invest or reinvest in or otherwise acquire, own, use, employ, hold, vote, accept, endorse, guarantee, take and hold as security, discount or have discounted, sell, exchange, lend, lease, transfer, assign, negotiate, mortgage, pledge, encumber, create a security interest in or otherwise dispose of, and generally to deal in and with, stocks, bonds, bills, commercial paper, notes, debentures, mortgages, certificates and other evidences of interest, participations, investment contracts, warrants, rights, loans, drafts, checks, bills of exchange, bank and trade and other acceptances, warehouse receipts and other documents and instruments of title, cable transfers and other commercial and trade paper, choses in action and certificates or evidences of indebtedness, and any other obligations and securities (all hereinafter sometimes referred to generally as “securities”) (a) of trust companies, national banking associations, banking companies, other corporations, joint stock companies, trusts, association, partnerships, joint ventures, firms and other entities and persons, domestic or foreign (all hereinafter sometimes referred to generally as “concerns”), and (b) of the United States of America, and of any state thereof, and of any county, district or municipality or other political subdivision and of any agency or public corporation of any of the foregoing, and of any foreign government or political subdivision or agency or public corporation thereof, - and while the owner of any of the aforesaid to exercise all of the rights, powers and privileges of ownership in the same manner and to the same extent that an individual might.

To engage or participate generally (directly or indirectly, including without limitation, as a partner) in financial and other commercial and trading transactions, undertakings and operations of all kinds, and in the promotion, advancement and assistance, financial or otherwise, of the same, and to transact any of the business in which it engages or participates, either as principal and on its own account or as a partner or as agent, factor, broker, manager, assignee or other representative and on commission or otherwise.

To undertake, carry on, assist or participate in the organization, reorganization, consolidation or liquidation of any concerns, and to promote or assist the same, financially or otherwise.

-2a-

To acquire (and pay for in cash or securities of this corporation or otherwise) the whole or any part of the goodwill, rights, assets and property, - and to undertake, guarantee, endorse, or assume the whole or any part of the obligations or liabilities, including, without hereby limiting the generality of the foregoing, leases and other contracts, - of any concern.

To borrow money and otherwise contract indebtedness, with or without security, to issue, repurchase or otherwise acquire, hold, sell, assign, transfer, mortgage, pledge, or otherwise dispose of and deal with stocks, bonds debentures, notes and other evidences of indebtedness, warrants, rights and other securities (as above defined) of this corporation and to secure the same by the mortgage, charge, hypothecation, pledge or other transfer or encumbrance of all or any part of the assets of this corporation.

To lend money to, guarantee or otherwise lend credit to, and aid in any other manner, with or without security, any concern, any obligation of which or any interest in which is held by this corporation or in the affairs or prosperity of which this corporation has a lawful interest; and to secure any undertaking made by it in pursuance of the foregoing by the mortgage, pledge or other transfer of all or any part of its assets.

To buy, lease or otherwise acquire, hold, manage, improve, care for, supervise, operate, exchange, sell, let, lease, pledge, mortgage or otherwise dispose of or encumber any and all personal property or real estate or any interest therein, in any State or Territory of the United States and any foreign country.

To carry on any business permitted by the laws of the Commonwealth of Massachusetts to a corporation organized under Chapter 156B .

To do any or all of the things herein set forth to the same extent as natural persons might or could do in any part of the world as principals, agents, contractors, partners, or otherwise, and either alone or in connection, in conjunction, or in association with others, and to do every other act or acts, and thing or things, incidental or appurtenant to or growing out of or connected with the foregoing purposes or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation is organized.

-2b-

Article 6

Other lawful provisions for the conduct and regulation of the business and affairs of the corporation and for limiting, defining or regulating the powers of the corporation and of its directors or stockholders (or any class of stockholders) are as follows:

1.     Each director, officer, former directors and former officer of this corporation, and each person who, at the request of or by reason of an election effected in whole or in major part by this corporation, has served as a director, officer, partner, trustee, employee, agent or nominee (“Requested Capacity”) of, or in connection with, any other entity (“Other Entity”), - including, without limitation, any firm, association, partnership, joint venture, joint stock company, trust, corporation (other than this corporation ) or other organization, - shall be indemnified, to the maximum extent from time to time permitted or not prohibited by law, by this corporation against all expenses and liabilities asserted or imposed upon, or reasonably incurred by, him in connection with or resulting from the following (“Indemnified Claims”): any claim, action, suit or proceeding (whether brought by or in the right of this corporation or such Other Entity or otherwise), civil or criminal, judicial or administrative, or in connection with an appeal relating thereto, in which he may become involved, as a party or otherwise, by reason of his being or having been an officer or director of this corporation or of his serving or having so served in the Requested Capacity with respect to such Other Entity, or by reason of any alleged acts or omissions as such director, officer, or Requested Capacity (whether or not he is such at the time he becomes so involved or at the time such expenses or liabilities are incurred by or imposed upon him). Determination of any otherwise Indemnified Claims, by judgment, settlement (with or without court approval) or conviction, or upon a plea of guilty or its equivalent to a charge not specifically alleging that he failed to meet the minimum standard required by law for indemnification, or upon a plea of nolo contendere or its equivalent, shall not alone create a presumption that such person so failed, absent an express final adjudication that he so failed. A final adjudication of whether he so failed may be made in the action, suit or proceeding resulting in the otherwise Indemnified Claim or in any other action, suit or proceeding (including, but not limited to, a suit for declaratory judgment) brought by him or the corporation to determine whether he is entitled to indemnification hereunder.

2.     As used in these provisions, the terms “expenses” and “liabilities” shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts reasonably paid in settlement by, such director, officer, trustee or nominee.

-6a-

3.    In implementation of the foregoing provisions, and subject to the limitations set forth therein, actual payment of any indemnification claimed hereunder shall be authorized by the Board, in each instance, if (but only if):

(a)     the Board shall find, by a vote which is sufficient for such purpose without counting the vote of any director who is a party to the claim, action, suit or proceeding in question (and without counting any such interested directors in determining the presence of a quorum of the Board), that the officer, director or other eligible person claiming such indemnification is entitled to receive the same and, in the case of a settlement, that the amount paid in settlement, that the amount paid in settlement, or the portion thereof as to which indemnification is to be given, is reasonable in the light of all the circumstances; or

(b)     independent legal counsel (who may be the regular counsel of this corporation) shall have delivered to this corporation their written opinion to the same effect; or

(c)     the stockholders, by a vote which is sufficient for purpose without counting the vote of any stockholder who is a party to the claim, action, suit or proceeding in question (and without counting any such interested stockholders in determining the presence of a quorum of the stockholders), shall have specifically voted to approve the payment of such indemnification; or

(d)     a court having jurisdiction shall have entered a final order ordering the payment of such indemnification.

4.   Expenses incurred with respect to any claim, action, suit or proceeding of the character described in paragraph 1 of this Article 6 may, with the approval of the Board of Directors, be advanced by this corporation prior to the final disposition thereof, upon receipt of an undertaking by or on behalf of the recipient to repay all such advances unless the payment of indemnification with respect to such expenses is finally authorized in the manner hereinabove provided.

5.   Nothing contained in these Articles shall affect any right to indemnification to which corporate personnel other than directors, officers and other persons entitled to indemnification under the foregoing paragraph 1 of this Article 6 may be entitled by contract or otherwise under law, or to limit in any way the discretionary power of the Board of Directors in granting or refusing indemnification to such other personnel.

6.   To the maximum extent from time to time permitted or not prohibited by law, this corporation shall have the power, exercisable by its Board of Directors, to purchase and maintain

-6b-

insurance on behalf of any person who is or was a director, officer, employee or agent of this corporation or is or was serving in a Requested Capacity of an Other Entity against any and all expenses and liabilities asserted or imposed against him and incurred by him in any such capacity, or arising out of his status as such, whether or not this corporation would have the power to indemnify him against such liability under the foregoing provisions hereof.

7.   The right of indemnification provided by these Articles shall not be deemed exclusive of any rights to which such director, officer, or other eligible person may now or hereafter be entitled under any by-laws, agreement, vote of stockholders or otherwise, and nothing herein contained shall in any event or under any circumstances form the basis for an inference, result, conclusion, ruling or decision more stringent than would be reached or applied in the absence of the provisions of these Articles.

8.   No contract or other transaction between this corporation and one or more of its directors or officers or between this corporation and any other firm, association, joint stock company, trust, corporation or other entity in which one or more of its directors or officers is a partner, director, officer, or trustee, or is financially interested, shall be void or voidable for this reason alone, or by reason alone that such director or officer is, or such directors or officers are, present at the meeting of the Board, or of a committee thereof, which approves such contract or transaction, or that his or their votes are counted for such purpose:

(a)     if the fact of such common directorship, or other position or financial interest, is disclosed or known to the Board or such committee, and the Board or such committee approves such contract or transaction by a vote which is sufficient for such purpose without counting the vote or votes of such interested director or directors; or

(b)     if the fact of such common directorship, or other position or financial interest, is disclosed or know to the stockholders entitled to vote thereon, and the stockholders approve such contract or transaction by a vote which is sufficient for such purpose without counting the vote or votes (as stockholders) of such interested director or directors; or

(c)    if the contract or transaction is fair and reasonable as to the corporation at the time it is approved by the Board or such committee or its stockholders.

Common or interested directors and officers shall not be counted in determining the presence of a quorum at a meeting of the Board, or of a committee, or of the stockholders, which approves such contract or transaction.

-6c-

9.   If any term or provision of this Article 6 or the application thereof to any person or circumstances shall to any extent by held invalid or unenforceable, the remainder of these provisions, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision hereof shall be held valid and be enforced to the fullest extent permitted by law.

10.   This corporation may be a partner, to the maximum extent form time to time permitted by law.

11.   Directors

A.   No director need be a stockholder.

B.   The directors may make, amend, or repeal the by-laws in whole or in part, except with respect to any provision thereof which by law of the by-laws requires action by the stockholders.

C.   The directors may, without action by the stockholders to the maximum extent from time to time permitted by law, issue from time to time any securities of this corporation, whether debt, equity, mixed or otherwise, of every nature and description, and whether preferred, subordinated, secured, unsecured, convertible, or otherwise, and whether or not newly issued or held by the corporation, including without limitation any rights, warrants or options, provided any shares of Common Stock or Preferred Stock or other equity securities so issued shall then be authorized under these Articles of Organization as from time to time amended.

D.   The number of directors who shall constitute the full Board of Directors may be enlarged by vote of a majority of the directors then in office at any meeting of the Board, provided such number may not be enlarged by more than two from the number as last fixed (or, if not so fixed, elected) by the stockholders unless the by-laws otherwise permit.

12.  Stockholders have no preemptive rights.

-6d-

Article 9(b) - Directors

The name, residence, and post office address of each of the initial directors of corporation is as follows:

NAME OF DIRECTOR	RESIDENCE	POST OFFICE ADDRESS

Warren Altman	34 Prentice Road Newton Centre, Ma.	1 East Street East Cambridge, Ma.

Albert W. Ashton	71 Longmeadow Rd. Belmont, Ma	22 Marshall St. Somerville, Ma.

Robert B. Bell	25 Drumlin Road Newton Centre, Ma.	387 Park Avenue So. New York

Maurice F. Breen	80 Packard Avenue Somerville, Ma.	80 Packard Avenue Somerville, Ma.

Daniel D. Cline	23 Prentice Road Newton Centre, Ma.	51 Winchester St. Newton Highlands, Ma.

Earnest H. Clivio	24 Austin Road Medford, Ma.	214 Main Street Stoneham, Ma.

Dr. Kenneth W. Consentino	33 Chesterfield Road Newton, Ma.	563 Broadway Everett, Ma.

Joseph R. Doherty	19 Fellsway East Malden, Ma.	399 Highland Avenue W. Somerville, Ma.

Peter A. Dupuis	28 Myopia Hill Road Winchester, Ma.	2 Alpine Street Somerville, Ma.

-9a-

NAME OF DIRECTOR	RESIDENCE	POST OFFICE ADDRESS

Henry L. Foster	11 Drumlin Rd. Newton Centre, Ma.	251 Ballardvale St. Wilmington, Ma.

Marshall Goldman	17 Midland Road Wellesley, Ma..	Harvard University Cambridge, Mass.

Melvin J. Kolovson	125 Country Club Road Newton Centre	63 Foodmart Boston, Ma.

Maurice J. McCarthy	71 Myopia Road Winchester, Ma.	241 Mystic Avenue Medford, Ma.

James R. McDuffee	16 Lowell Rd. Wellesley, Ma.	40 Broad St. Boston, Ma.

Michael M. Ossoff	10 Hopkins Ave. Beverly, Ma.	40 Endicott St. Peabody, Ma.

Philibert L. Pellegrini	17 Cheswick Rd. Arlington, Ma.	403 Highland Ave. Somerville, Ma.

Herbert Rubin	16 Powder House Rd. Ext. Medford, Ma.	16 Riverside Avenue Medford, Ma.

Rugo Santini	7 Pawnee Drive Arlington, Ma.	60 Dudley Street Arlington, Ma.

Marshall M. Sloane	95 Country Club Rd. Newton Centre, Ma.	100a Fellsway West Somerville, Ma.

George K. Surabian	41 Leslie Rd. Winchester, Ma.	44 High Street Medford, Ma.

-9b-

7.	By-laws of the corporation have been duly adopted and the initial directors, president, treasurer and clerk, whose names are set out below, have been duly elected.

8.	The effective date of organization of the corporation shall be the date of filing with the Secretary of the Commonwealth or if later date is desired, specify date, (not more than 30 days after date of filing.)

9.	The following information shall not for any purpose be treated as a permanent part of the Articles of Organization of the corporation.

	a.	The post office address of the initial principal office of the corporation in Massachusetts is: 100a Fellsway West, Somerville, Massachusetts 02145

	b.	The name, residence, and post office address of each the initial directors and following officers of the corporation are as follows:

	NAME	RESIDENCE	POST OFFICE ADDRESS

President:	Marshall M. Sloane	95 Country Club Rd. Newton Centre, Ma.	100a Fellsway West Somerville, Mass. 02145

Treasurer:	Myer L. Spector	66 Blue Hill Ave. Milton, Ma.	100a Fellsway West Somerville, Mass. 02145

Clerk:	Maurice J. McCarthy	71 Myopia Rd. Winchester, Ma.	241 Mystic Ave. Medford, Ma. 02155

Directors:

See pages 9a and 9b.

c.	The date initially adopted on which the corporation’s fiscal year ends is:

December 31 in each year

d.	The date initially fixed in the by-laws for the annual meeting of stockholders of the corporation is:

First Tuesday in May in each Year, commencing in 1973

e.	The name and business address of the resident agent, if any, of the corporation is:

None

IN WITNESS WHEREOF and under the penalties of perjury the above-named INCORPORATOR(S) sign(s) these Articles of Organization this 7thday of January 1972.

mms

The signature of each incorporator which is not a natural person must be by an individual who shall show the capacity in which he acts and by signing shall represent under the penalties of (ILLEGIBLE)

-9c-

THE COMMONWEALTH OF MASSACHUSETTS ARTICLES OF ORGANIZATION GENERAL LAWS, CHAPTER 156B, SECTION 12

I hereby certify that, upon an examination of the within-written articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $(ILLEGIBLE) having been paid, said articles are deemed to have been filed with me this 7th day of January 1972.

Effective date

Secretary of the Commonwealth

TO BE FILLED IN BY CORPORATION PHOTO COPY OF ARTICLES OF ORGANIZATION TO BE SENT

TO:
John B. Newhall, Esquire
Eighth Floor
75 Federal Street
Boston, Massachusetts 02110

FILING FEE: 1/20 of 1% of the total amount of the authorized capital stock with par value, and one cent a share for all authorized shares without par value, but not less than $75. General Laws, Chapter 156B. Shares of stock with a par value of less than one dollar shall be deemed to have par value of one dollar per share.

Copy Mailed JAN 19 1972